Consulting Agreement

       This Consulting Agreement (the Agreement)is entered into on the 20th day of March, 2006, between American Development & Investment Fund, Inc., a Nevada corporation (the Company), and CF Consulting, LLC. a Florida limited liability company (the Consultant) for the purpose of engaging the Consultant to advise and assist the Company in perfecting and maintaining the status of the Company as a Business Development Company (BDC) regulated under the Investment Company Act of 1940 and for other services.

   1.	 Conversion Services.

a.	The Consultant shall assist and advise the Company on the processes and procedures for the Company to perfect an election to be regulated as a BDC under the Investment Company Act of 1940, in preparing and reviewing necessary documents in connection with such election, establishing all required corporate governance rules and procedures, and generally assisting the Company with the BDC conversion and operations process, including assisting in the preparing and filing of an application for 1E exemption for shares of the Company and the filing of all required regulatory filings of the Company during the term of this Agreement.

b.	The Conversion Services will include: (i) assisting in the drafting of required corporate board resolutions; (ii) assisting in drafting an independent investment policy; (iii)assisting in drafting of independent directors investment guidance policy; (iv) coordinating of the execution of documents and activities of other experts who participate in the Conversion;(v) assisting in filing the Company BDC election with the SEC that fully complies with the requirements for such election; (vi) upon Conversion, assisting with the filling of a Form 1E exemption application for each Company; (vii) assisting in the response to any comments from the SEC in regards to the 1E application; (ix) assisting in the procurement of a favorable legal opinion from outside counsel to the Company that filings made by the Company qualify the Company to be regulated as a BDC and that the shares listed in the Notice on Form 1E may be sold to the public without registration under the Securities Act of 1933 in reliance on the exemption set forth in Regulation E (the Compliance Opinion); (x) assisting with the preparation and filing of a 211 application for trading of the shares of the Company and responding to all comments or requests for additional information from the OTC Compliance Unit of the NASD; and (xi) assisting with such other matters as are mutually agreed as part of the Conversion Services.

c.	It is understood and agreed that the adoption of the resolutions, policies and procedures developed by the Consultant for the Company which qualify it to be regulated as a BDC, the filing of an election to be treated as a BDC on SEC Form N-54A, and the receipt of the Compliance Opinion, shall be conclusive evidence that the performance by Consultant is satisfactory to the Company with respect to the services, and that the Consultant has performed all Conversion Services satisfactorily in accordance with this Agreement as to the Company.

   2.	Additional Services.    In addition to the Conversion Services, Robert
Hipple, the Consultants managing member, shall serve as Chief Compliance Officer and corporate counsel for the Company, and initially as Chief Executive and Financial Officer for the Company for a period of two years from the date of the completion of this Agreement, at no additional cost or expense to the Company other than the Compensation to Consultant set forth in Section 6 hereof, and shall execute all required regulatory filings for the Company. Additionally, the Company will initially house its corporate headquarters within Consultants office. The Company will pay the Consultant the sum of $450.00 per month for office rent, telephone, facsimile, Internet connection, network access, financial accounting systems, web hosting and related information services.

   3.	Confidentiality of Services.    Introductions to and use of professionals
and other consultants made by the Consultant will be considered exclusive for purposes of this Agreement. Documents prepared by Consultant in connection with this Agreement and the services provided shall not be disclosed or given to third parties, without prior approval from Consultant, except as required by SEC rules and regulations relating to filing and disclosure or otherwise required to be disclosed by law or administrative or judicial process. Notwithstanding the foregoing, any corporate document (minutes, committee charter, policy statement, etc.)once adopted by the BDC shall not be confidential information and may be disclosed by the BDC as it deems appropriate. The Consultant will use its reasonable best efforts to structure, draft, present and negotiate on behalf of Company to accomplish the Conversion.

   4.	Collection of Information.


a.		As soon as possible following execution of this Agreement, the
Consultant will meet with the Company at its offices to review the available resources, time frames, and critical participants, and will develop a schedule for execution of the proposed strategy.

b. The initial undertakings by the Consultant will include the collection, confirmation and verification of the following information for each Company; (i) articles of incorporation or other charter documents and any amendments thereto; (ii) by-laws; (iii) minutes of all meetings of the board of directors since inception; (iv) minutes of all meetings of shareholders; (v) all communications with shareholders, including notices regarding annual meetings, special meetings, along with copies of the agendas of such meetings;
(vi) leases the Company is currently a party to; (vii) list of all pending or threatened litigation, with legal counsels statement as to current status and likely outcome as well as a list of any past litigation with outcome noted;
(viii) merger and acquisition agreements, letters of intent, and plans of reorganization entered into by the Company; (ix) employment agreements and questionnaires completed by all board members and officers of the Company;
(x) any stock options, plans or agreements of the Company; (xi) any finders fee agreements or agreements with any promoters; (xii) the Companys most recent business plans; (xiii) list of shareholders with number of shares owned certified as correct by the Companys transfer agent; (xiv) any material agreements to which the Company is a party; and (xv) the amount of money that the Company wishes to raise, and the potential sources, if known.

c.		After collection of the above described information about the
Company, the Consultant will coordinate with experts engaged by the Company at the Companys expense or by Consultant as part of the Acquisition Services or Consulting Services for the Company, and prepare documents for the Acquisitions and Conversions, which shall be reasonably acceptable to Company counsel. The Consultant will use its reasonable best efforts to accomplish a successful Acquisition and Conversion of the Company utilizing information obtained by Consultant from the Company.

   5.	Information provided by the Company.  In connection with Consultants activities hereunder, the Company will furnish the Consultant and their counsel upon request with all material and information regarding the business and financial condition of the Company and its business plans available to the Company (all such information so furnished being the Information). The Consultant will perform due diligence based on the Information; however, the Company recognizes and confirms that the Consultant: (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement having only verified the information concerning the Company in the manner specified in Section 4(b), above; (b) does not assume responsibility for the accuracy or completeness of the Information and such other information as may be obtained as part of the Consulting Services;
(c) will not make an appraisal of any securities or assets of the Company or any Company; and (d) retains the right to continue to perform due diligence during the course of the engagement. The Consultant agrees to keep the Information confidential, so long as it is and remains non-public, unless disclosure is required by law or is requested by any government or regulatory agency or body, and the Consultant will not make use thereof, except in connection with services provided hereunder for the Company.

   6.	Compensation.

a.	Base Compensation.	As compensation for the Consulting Services
rendered and to be rendered hereunder by the Consultant, the Company agrees to pay to the Consultant the sum of $5,000 per month for a period of twelve (12) months commencing February 1, 2006, and the sum of $7,500 per month for the subsequent period of twelve (12) months, commencing with the month in which this Agreement is approved. Any out of pocket expenses incurred by Consultant for travel, telephone, postage, and other items shall be reimbursed by the Company, on presentation of an expense report and receipts for such expenses.

b.	Bonus Compensation.	In addition to the Base Compensation, Consultant
shall be entitled to bonus compensation in the amount of $25,000, paid at the rate of $5,000 per month for five consecutive months, commencing thirty (30) days after the later of (i) the effective date of a 1-E exemption application filed for the Company or (ii) the acceptance of the Company common stock for trading on an exchange or other electronic trading medium.

   7.	Termination. The Consultant or the Company, with thirty days prior written notice, without cause, may terminate this engagement at any time (except for Schedules A and B and Sections 11,12, and 14 of this Agreement that shall remain in full force and effect), provided however, that with respect to any Company already acquired by the Company or its designees during the term of this Agreement, the Compensation provided for herein shall continue for the full twenty-four month term notwithstanding any termination, except Compensation shall cease thirty days after notice:
(a) if such termination is for willful misfeasance, bad faith or gross negligence in the performance of the Consultants duties or by reason of the reckless disregard of the Consultants duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff there under) or (b) as a result of the voluntary resignation or discharge of the Consultant?s managing member as
the CFO or CCO of the subject  Company for Cause.   For purposes of this
Agreement, the term Cause shall mean any of the following acts or events:
(i) the CCOs or CFOs gross negligence, gross dereliction of duty, willful misconduct or repeated material failure of CCO or CFO to render services to the Company in accordance with his assigned duties; (ii) the CCOs or CFOs conviction of, or plea of nolo contendere, to a felony (other than a felony involving a traffic violation); or (iii) the CCOs or CFOs disloyalty, dishonesty or the commission by CCO or CFO of an act of fraud, embezzlement or willful disregard of the rules or policies of the Company, any of which results in loss, damage or injury to the Company, whether directly or indirectly. For purposes of this paragraph, no act, or failure to act, on the CCOs or CFOs part shall be considered willful unless such act, or failure to act, is in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.

   8.	Use of Name.  The Company agrees that any reference to the Consultant in any release, communication, or material distributed to prospective investors or lenders is subject to the Consultant?s prior written approval, which will not be unreasonably withheld. If the Consultant resigns prior to the dissemination of any such release, communication or material, no reference shall be made therein to the Consultant.

   9. Use of Advice. No advice rendered by the Consultant in connection with the services performed by the Consultant pursuant to this Agreement will be quoted by either party hereto, nor will any such advice be referred to in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by such party or any person or corporation controlling, controlled by or under common control with such party or any director, officer, employee, agent or representative of any such party, without the prior written authorization of all parties hereto, except to the extent required by law or compelled by judicial, administrative or regulatory process (in which case the appropriate party shall so advise the other in writing prior to such use and shall consult with the other with respect to the form and timing of disclosure), provided that the foregoing shall not prohibit appropriate internal communication or reference with respect to such advice internally within such parties.

   10.	   Representations and Warranties.

a.  	The Company represents and warrants to the Consultant

(i) that this Agreement has been duly authorized, executed and delivered by the
Company, and, assuming the due execution by the Consultant, constitutes a legal, valid and binding Agreement of the Company enforceable against the Company in accordance with its terms. The Company represents that, to the best of its knowledge, the Information will not, when delivered to Consultant specifically for inclusion in regulatory filings, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. The Company agrees to advise the Consultant promptly of the occurrence of any event or any other change prior to any filing known to it which results in the Information containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

	(ii)	Organization.  	The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Nevada.

(iii)	Authorization.  The Company has full power, legal capacity and authority to enter into this Agreement, and to perform all of its obligations hereunder. This Agreement has been effectively authorized by all necessary action, corporate or otherwise, on the part of the Company, which authorizations remain in full force and effect, has been duly executed and delivered by the Company, and no other proceedings on the part of the Company are required to authorize this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable with respect to the Company in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws of court decisions relating to or affecting generally the enforcements of creditors' rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the performance by the Company of the services contemplated hereby, or compliance with any of the provisions hereof, will violate any judgment, order, injunction, decree, statute, rule applicable to the Company or the transactions or services contemplated hereby. No authorization, consent or approval of any public body of authority or any third party is necessary for the Company to perform the services contemplated by this Agreement.

(iv)	No Pending Material Litigation or Proceedings.  There are no
actions, suits or proceedings pending or, to the best of the Company?s knowledge, threatened against or affecting the Company at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors or principal stockholders of the Company in connection with the business, operations or affairs of the Company, which might result in any adverse change in the business of the Company, or which might prevent the Company from undertaking the obligations contemplated by this Agreement.

	(iv)	Compliance with Law and Government Regulations.  The Company is in compliance, and during the term of this Agreement will be in compliance, with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, whether mandatory or voluntary, imposed by the United States of America, any state, county, municipality or agency of any thereof, which the Company is subject. Without limiting the generality of the foregoing, the services contemplated by this Agreement does not and will not: (a) involve effecting transactions in any security, or inducing, attempting to induce the purchase or sale of any security which would require the Company or its officers or employees to register under the Securities Exchange Act of 1934, as amended; (b) activities which would require the Company or its agents to register under the Investment Advisors Act of 1940, as amended; or (c) activities which would under state regulation relating to broker-dealers or investment advisors require registration or licensing, unless the Company satisfies any such requirements.

b.	The Consultant represents and warrants to the Company that:

	(i)	Organization.  	The Consultant is a limited liability company
duly organized, validly existing and in good standing under the laws of the State of Florida.

(ii)	Authorization.  The Consultant has full power, legal capacity and authority to enter into this Agreement, and to perform all of its obligations hereunder. This Agreement has been effectively authorized by all necessary action, corporate or otherwise, on the part of the Consultant, which authorizations remain in full force and effect, has been duly executed and delivered by the Consultant, and no other corporate proceedings on the part of the Consultant are required to authorize this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Consultant and is enforceable with respect to the Consultant in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws of court decisions relating to or affecting generally the enforcements of creditors' rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the performance by the Consultant of the services contemplated hereby, or compliance with any of the provisions hereof, will violate any judgment, order, injunction, decree, statute, rule applicable to the Consultant or the transactions or services contemplated hereby. No authorization, consent or approval of any public body of authority or any third party is necessary for the Consultant to perform the services contemplated by this Agreement.

(iii)	No Pending Material Litigation or Proceedings.  There are no
actions, suits or proceedings pending or, to the best of the Consultant?s knowledge, threatened against or affecting the Consultant at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors or principal stockholders of the Consultant in connection with the business, operations or affairs of the Consultant, which might result in any adverse change in the business of the Consultant, or which might prevent the Consultant from performing the services contemplated by this Agreement.

(iv)	Compliance with Law and Government Regulations.  The Consultant is in compliance, and during the term of this Agreement will be in compliance, with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, whether mandatory or voluntary, imposed by the United States of America, any state, county, municipality or agency of any thereof, which the Consultant is subject. Without limiting the generality of the foregoing, the services contemplated by this Agreement does not and will not: (a) involve effecting transactions in any security, or inducing, attempting to induce the purchase or sale of any security which would require the Consultant or its officers or employees to register under the Securities Exchange Act of 1934, as amended; (b) activities which would require the Consultant or its agents to register under the Investment Advisors Act of 1940, as amended; or (c) activities which would under state regulation relating to broker-dealers or investment advisors require registration or licensing.

   11	   Indemnity.

a.  	In partial consideration of the services to be rendered hereunder, the
Company agrees to indemnify the Consultant in accordance with Schedule A attached hereto.

b.	In partial consideration of the services to be rendered hereunder, the
Consultant agrees to indemnify the Company in accordance with Schedule B attached hereto.

12.	Conditions of Engagement.  It is understood that the execution of this Agreement shall not be deemed or construed as obligating the Consultant to place or arrange any financing for the Company.

13.	Survival of Certain Provisions.  The indemnity and contribution agreement contained in Schedules A and B to this Agreement and the representations and warranties of the Company and Consultant contained in
Section 11 of this Agreement shall remain operative and in full force and effect regardless of: (a) any investigation made by or on behalf of Consultant, or any person controlling it, (b) completion of any financing,
(c) the resignation of the Consultant or any termination of the Consultant?s services or (d) any termination of this Agreement, and shall inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Consultant, and the indemnified parties .

14.	Notices.  Notice given pursuant to any of the provisions of this
Agreement shall be in writing and shall be delivered as follows:

       if to the Company, at

       American Development & Investment Fund, Inc.
       412 Brevard Avenue
       Cocoa, FL 32922
       Telephone 321-433-6538
       Facsimile 321-406-0661

       if to Consultant, at:

      CF Consulting, LLC.
      P.O. Box 339
     	Cocoa, FL 32923-0339
     	Telephone 321-433-4911
      Facsimile 407-386-3074

       or at such other address as such person may hereafter give notice to the others.

15.	Counterparts.  This Agreement may be executed in two or more counterparts and the counterparts, when executed, shall constitute a single, enforceable document. The signature on counterparts may be transmitted by fax, with documents so transmitted having the same force and effect as the executed originals.

16.	Third Party Beneficiaries.  This Agreement has been made and is made solely for the benefit of the Company, the Consultant and the other Indemnified Persons referred to in Schedules A and B hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

17.	Construction.  This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements relating to the subject matter hereof should they exist, and shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to principles of conflicts of law, and shall be enforced in any applicable court in the State of Florida, except as otherwise provided in Section 21 below.

18.	Headings.  The section headings in this Agreement have been
inserted as a matter of convenience of reference and are not part of this Agreement.

19.	Press Announcements.  At any time after the completion of the
Conversion, and with the approval of the Company (which approval shall not be unreasonably withheld or delayed), the Consultant may at its own expense place an announcement in such newspapers and publication as it may choose, stating that Consultant has acted as exclusive financial advisor and sole conversion agent to the Company in connection with the transaction contemplated by this Agreement.

20.	Amendment.  This Agreement may not be modified or amended
except in writing duly executed by the parties hereto.

21.	Arbitration.   The Parties agree that all questions or matters in
dispute with respect to this Agreement shall be submitted to arbitration on the following terms:

a.	It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than five business days prior written notice of its intention to do so to the other party together with particulars of the matter in dispute. On the expiration of such five business days the party who gave such notice may proceed to refer the dispute to arbitration as provided for below.

b.	The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within five business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed in accordance with the rules for commercial arbitration of the American Arbitration Association. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with the rules for commercial arbitration of the American Arbitration Association and shall be conducted in the State of Florida. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for by the rules for commercial arbitration of the American Arbitration Association. or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.

c.	The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them, and their shall be no appeal from such award.

d.	Any award in the arbitration shall be limited to actual contractual damages, and there shall be no award of consequential or punitive damages, attorneys? fees or other expenses. Each party expressly waives and disclaims the right to a jury trial relating to or arising out of this Agreement and expressly accepts the arbitration procedure set forth herein as the sole means of resolving any disputes or disagreements.

   22.	  Legal Services.	The Consultant when retained may be
recommending and referring legal counsel to assist with the Conversion.

	Executed and delivered by the undersigned, intending to be bound thereby, as of and effective on the date indicated next to the signature of each party below.

 Consultant:

CF Consulting, LLC

	/s/ Robert Hipple					 Date:  March 22_, 2006
      --------------------
       Robert Hipple
       Managing Director

Company:

AMERICAN DEVELOPMENT & INVESTMENT FUND, INC.


By 	/s/ Robert Hipple				 	  Date:  March 22, 2006
      -------------------
            Robert Hipple
            President
	at the direction of the Board of Directors


Agreed as to Section 2:



     /s/ Robert Hipple  				  Date:  March 22, 2006
     --------------------
     Robert Hipple